February 2010

Filed pursuant to Rule 433 dated January 25, 2010 relating to Preliminary Pricing Supplement No. 290 dated January 25, 2010 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Jump Securities based on the iShares® Dow Jones U.S. Real Estate Index Fund due February 27, 2012

The Jump Securities offer the opportunity for investors to earn a return based on the performance of the iShares Dow Jones U.S. Real Estate Index Fund. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of 100% of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 35% to 40%, which we refer to as the upside payment, if the share price on the valuation date is, at all, above the initial share price. If, on the other hand, the share price on the valuation date is at or below the initial share price, you will receive for each $10 stated principal amount of securities that you hold, a payment that is equal to or less than the stated principal amount of $10 by an amount that is proportionate to any percentage decrease from the initial share price. This amount may be significantly less than the stated principal amount of the securities and may be zero. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	February , 2010
Original issue date:	February , 2010 (3 business days after the pricing date)
Maturity date:	February 27, 2012
Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund
Payment at maturity:
If final share price is greater than initial share price,
$10 + the upside payment
If final share price is less than or equal to initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

Upside payment:
$3.50 to $4.00 per security (35% to 40% of the stated principal amount) to be determined on the pricing date.  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $13.50 to $14.00 per security.

Initial share price:	The closing price of one underlying share on the pricing date times the adjustment factor on such date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	February 22, 2012, subject to postponement for certain market disruption events
Share performance factor:	final share price / initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	617484712
ISIN:	US6174847128
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated, a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of Interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Security	$10.00	$0.225	$9.775
Total	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 7 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.225 for security they sell. See “Supplemental Information concerning plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing this offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 290 dated January 25, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.
FWP: MSPRB1208009

Jump Securities based on the iShares® Dow Jones U.S. Real Estate Index Fund due February 27, 2012

Investment Overview

The Jump Securities
The Jump Securities based on the iShares® Dow Jones U.S. Real Estate Index Fund due February 27, 2012 can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a fixed positive return if the underlying shares appreciate in value at all.

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario

The securities are exposed on a 1:1 basis to the negative performance of shares of the iShares® Dow Jones U.S. Real Estate Index Fund.

Maturity:	24 Months
Upside payment:	$3.50 to $4.00 (35% to 40% of the stated principal amount)
Principal protection:	None

iShares® Dow Jones U.S. Real Estate Index Fund Overview
The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company, and seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate Index.  The Dow Jones U.S. Real Estate Index attempts to measure the performance of the real estate sector of the United States equity market, including, primarily, real estate investment trusts (REITS) subsectors, and real estate holding and developing subsectors.  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Shares” in these preliminary terms.

Information as of market close on January 21, 2010:

Bloomberg Ticker Symbol:	IYR
Current Share Price:	$44.86
52 Weeks Ago:	$32.88
52 Week High (on 12/28/2009):	$47.44
52 Week Low (on 3/6/2009):	$22.21

Shares of the iShares® Dow Jones U.S. Real Estate Index Fund Daily Closing Prices January 1, 2005 to January 21, 2010

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Jump Securities based on the iShares® Dow Jones U.S. Real Estate Index Fund due February 27, 2012

Key Investment Rationale

Investors will receive a positive return on the securities if the share price on the valuation date is above the initial share price.

Scenario 1
The final share price value is greater than the initial share price.  In this scenario, each security redeems for $13.50 to $14.00 per security (135% to 140% of the stated principal amount), as determined on the pricing date.  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $13.50 to $14.00 per security, and your return may be less than if you invested in the underlying shares directly.

Scenario 2
The final share price is less than or equal to the initial share price.  In this scenario, each security redeems for less than the stated principal amount of $10 by an amount proportionate to the decrease in the value of the underlying shares from the initial share price.  There is no minimum payment at maturity.

Summary of Selected Key Risks (see page 10)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is fixed and limited.

▪
The market price of the securities will be influenced by many unpredictable factors, including the trading price, volatility and dividend rates of the underlying shares and of the stocks underlying the Dow Jones U.S. Real Estate Index, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Investing in the securities exposes investors to risks which are especially significant in the real estate industry.

▪	Adjustments to the underlying shares or to the Dow Jones U.S. Real Estate Index could adversely affect the value of the securities.

▪	Investing in the securities is not equivalent to investing in the shares of the iShares® Dow Jones U.S. Real Estate Index Fund or the stocks underlying the Dow Jones U.S. Real Estate Index.

▪	The underlying shares and the Dow Jones U.S. Real Estate Index are different.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The antidilution adjustments do not cover every event that could affect the shares of the iShares® Dow Jones U.S. Real Estate Index Fund.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Economic interests of the calculation agent, an affiliate of the issuer, may be adverse to investor interests.

▪	Hedging and trading activity could potentially adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Jump Securities based on the iShares® Dow Jones U.S. Real Estate Index Fund due February 27, 2012

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, if the final share price is greater than the initial share price an investor will receive for each $10 stated principal amount of securities that the investor holds, the $10 stated principal amount and a fixed return equal to the upside payment.  However, if the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease of the final share price from the initial share price.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
February , 2010	February , 2010 (3 business days after the pricing date)	February 27, 2012, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund
Aggregate principal amount:	$
Issue price:	$10 per security (see “Syndicate Information” on page 7)
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:
If the final share price is greater than the initial share price,
$10 + the upside payment
If the final share price is less than or equal to the initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

Upside payment:
$3.50 to $4.00 per security (35% to 40% of the stated principal amount) to be determined on the pricing date.  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $13.50 to $14.00 per security.

Initial share price:	The closing price of one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	February 22, 2012, subject to adjustment for certain market disruption events.
Share performance factor:	(final share price / initial share price)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed until the second business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 10.

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Jump Securities based on the iShares® Dow Jones U.S. Real Estate Index Fund due February 27, 2012

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617484712
ISIN:	US6174847128
Minimum ticketing size:	100 securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a security.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

■	a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange, and

■
upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year at the time of sale, exchange or settlement, and short-term capital gain or loss otherwise.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in the underlying shares and in futures and options contracts on the underlying shares and any other securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the price of the underlying shares, and therefore the price at which the underlying shares must

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close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

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Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.2250 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Supplemental Information Concerning Plan of Distribution; Conflicts of Interest" and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the securities	Selling concession	Principal amount of securities for any single investor
$10.00	$0.2250	<$1MM
$9.9625	$0.1875	≥$1MM and <$3MM
$9.9438	$0.1688	≥$3MM and <$5MM
$9.9250	$0.1500	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Jump Securities based on the iShares® Dow Jones U.S. Real Estate Index Fund due February 27, 2012

How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying shares.  The graph is based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$3.75 (37.5% of the stated principal amount)
Hypothetical payment at maturity:	$13.75 per stated principal amount
Minimum payment at maturity:	None
Principal protection:	None

Jump Securities Payoff Diagram

How it works

▪
Where the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $3.75 per security.  In the payoff diagram above, an investor will receive the hypothetical payment at maturity of $13.75 per security at any final share price greater than the initial share price.

▪
Where the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease from the initial share price. For example, if the underlying shares have decreased by 25%, the payment at maturity will be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is greater than the initial share price:

$10    +    Upside Payment

The upside payment will be $3.50 to $4.00 per security, to be determined on the pricing date.

If the final share price is less than or equal to the initial share price:

$10    x    Share Performance Factor

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-8 of the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity.  If the final share price is less than the initial share price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the closing price of the underlying shares.

▪
Appreciation potential is fixed and limited.  Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $3.50 to $4.00 per security (35% to 40% of the stated principal amount) even if the final share price is significantly greater than the initial share price.  The actual upside payment will be determined on the pricing date.  See “How the Jump Securities Work” on page 8 above.

▪
Market price of the securities will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the price of the underlying shares on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the price of the underlying shares, the securities will trade differently from the underlying shares.  Other factors that may influence the value of the securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares,

o	dividend rates on the underlying shares and on the stocks composing the Dow Jones U.S. Real Estate Index,

o	interest and yield rates in the market,

o	time remaining until the securities mature,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares, the real estate market or equities markets generally and which may affect the final share price of the underlying shares,

o	the exchange rates of the U.S. dollar relative to the currencies in which the stocks underlying the Dow Jones U.S. Real Estate Index trade,

o	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 15.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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▪
Investing in the securities exposes investors to risks which are especially significant in the real estate industry.  The securities are subject to certain risks applicable to the real estate industry.  The iShares® Dow Jones U.S. Real Estate Index Fund invests in companies that invest in real estate, primarily REITS or real estate holding companies, which exposes the securities to the risks of owning real estate directly as well as to risks that relate specifically to the way in which real estate companies are organized and operated.  Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding.  The United States real estate market has recently suffered a period of extraordinary declines, and we can give you no assurance that such declines will not continue or worsen.  Specific risks especially relevant to investment in the real estate industry include interest rate risk, leverage risk, property risk, management risk, liquidity risk, concentration risk, U.S. tax risk and regulatory risk.  Any of these risks could adversely impact the value of the securities.

▪
Not equivalent to investing in the shares of the iShares® Dow Jones U.S. Real Estate Index Fund.  Investing in the securities is not equivalent to investing in the shares, the Dow Jones U.S. Real Estate Index or the stocks (primarily REITS) that constitute the Dow Jones U.S. Real Estate Index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the Dow Jones U.S. Real Estate Index.

▪
Adjustments to the underlying shares or to the Dow Jones U.S. Real Estate Index could adversely affect the value of the securities.  The investment adviser to the iShares® Dow Jones U.S. Real Estate Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® Dow Jones U.S. Real Estate Index Fund.  Any of these actions could adversely affect the price of the shares and, consequently, the value of the securities.  Dow Jones & Company, Inc. (“Dow Jones”) is responsible for calculating and maintaining the Dow Jones U.S. Real Estate Index.  Dow Jones may add, delete or substitute the stocks constituting the Dow Jones U.S. Real Estate Index or make other methodological changes that could change the value of the Dow Jones U.S. Real Estate Index.  Dow Jones may discontinue or suspend calculation or publication of the Dow Jones U.S. Real Estate Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Dow Jones U.S. Real Estate Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The underlying shares and the Dow Jones U.S. Real Estate Index are different.  The performance of the underlying shares may not exactly replicate the performance of the Dow Jones U.S. Real Estate Index because the iShares® Dow Jones U.S. Real Estate Index Fund will reflect transaction costs and fees that are not included in the calculation of the Dow Jones U.S. Real Estate Index.  It is also possible that the iShares® Dow Jones U.S. Real Estate Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Dow Jones U.S. Real Estate Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® Dow Jones U.S. Real Estate Index Fund and the Dow Jones U.S. Real Estate Index or due to other circumstances.  The Investment Adviser may invest up to 10% of the iShares® Dow Jones U.S. Real Estate Index Fund’s assets in securities not included in the Dow Jones U.S. Real Estate Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other iShares® funds.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

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The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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Economic interests of the calculation agent and other affiliates of the issuer may be adverse to investors.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.  As calculation agent, MS & Co. will determine the initial share price and final share price, the share performance factor or the share percent increase as applicable and calculate the amount of cash, if any, you receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event, or discontinuance of the Dow Jones U.S. Real Estate Index, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities.  MS & Co., the calculation agent, is our subsidiary.  MS & Co., and other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the underlying shares and the Dow Jones U.S. Real Estate Index), including trading in the underlying shares and the stocks composing Dow Jones U.S. Real Estate Index and in other instruments linked to the underlying shares or the Dow Jones U.S. Real Estate Index.  MS & Co. and some of our other subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the Dow Jones U.S. Real Estate Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the date we price the securities for initial sale to the public could potentially affect the initial share price of the underlying shares and, therefore, could increase the price at which the underlying shares must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash you will receive at maturity.

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, U.S. investors could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-

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U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Shares

The iShares® Dow Jones U.S. Real Estate Index Fund. The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund managed by iShares®, a registered investment company.  iShares® consists of numerous separate investment portfolios, including the iShares® Dow Jones U.S. Real Estate Index Fund.  BlackRock Fund Advisors (“BFA”) is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate Index.  The fund’s investment objective and the underlying index may be changed without shareholder approval.  Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol IYR.  The fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a purchaser of the securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The securities are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index is one of the 19 supersector indices that make up the Dow Jones U.S. IndexSM (formerly known as the Dow Jones U.S. Total Market IndexSM) and attempts to measure the performance of the real estate sector of the United States equity market and primarily includes companies in the real estate investment trusts (“REITS”) industry, as well as companies in the real estate holding and development industry. See “Annex A—The Dow Jones U.S. Real Estate Index” in these preliminary terms.

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Historical Information

The following table sets forth the published high and low closing prices as well as the end-of-quarter closing prices of the underlying shares for each quarter in the period from January 1, 2005 through January 21, 2010.  The closing price of the underlying shares on January 21, 2010 was $44.86.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

iShares® Dow Jones U.S. Real Estate Index Fund (CUSIP 464287739)	High	Low	Period End
2005
First Quarter	59.7811	54.5676	55.1327
Second Quarter	63.9087	54.8133	62.4542
Third Quarter	67.1027	61.2572	63.2246
Fourth Quarter	65.4184	58.2764	63.2345
2006
First Quarter	73.7998	64.6609	72.7500
Second Quarter	71.4633	66.6034	70.7215
Third Quarter	77.5655	70.7513	76.6502
Fourth Quarter	86.2899	76.5509	83.7100
2007
First Quarter	94.7100	82.3400	85.2700
Second Quarter	87.7700	76.8600	77.2000
Third Quarter	80.2500	67.7900	76.5700
Fourth Quarter	80.8500	65.0000	65.7000
2008
First Quarter	68.2200	59.0200	65.1000
Second Quarter	71.6500	60.9500	60.9500
Third Quarter	67.2000	56.3400	61.9500
Fourth Quarter	61.1700	25.4000	37.2300
2009
First Quarter	37.2600	22.2100	25.4600
Second Quarter	35.5500	25.3000	32.3400
Third Quarter	45.0400	29.8800	42.6600
Fourth Quarter	47.4400	39.6300	45.9200
2010
First Quarter (through January 21, 2010)	46.5900	44.8600	44.8600

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Annex A

The Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index attempts to measure the performance of the real estate sector of the United States equity market and primarily includes companies in the real estate investment trusts (“REITS”) industry, as well as companies in the real estate holding and development industry.  REITS are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests.  The Dow Jones U.S. Real Estate Index is sponsored by Dow Jones, an organization independent of the iShares® Dow Jones U.S. Real Estate Index Fund and BFA.  Dow Jones determines the relative weightings of the securities in the Dow Jones U.S. Real Estate Index and publishes information regarding the market value of the Dow Jones U.S. Real Estate Index.

The Dow Jones U.S. Real Estate Index is one of the 19 supersector indices that make up the Dow Jones U.S. IndexSM (formerly known as the Dow Jones U.S. Total Market IndexSM). The Dow Jones U.S. IndexSM is part of the Dow Jones World IndexSM. It is a market capitalization-weighted index in which only the shares of each company that are readily available to investors — the “float” — are counted.

Methodology of the Dow Jones U.S. Real Estate Index

Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company's index membership. REITS also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the Dow Jones U.S. IndexSM, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover.  To be included in the Dow Jones U.S. Real Estate Index, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

The Dow Jones U.S. Real Estate Index is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate Index are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate Index is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the index.

Background on the ICB

ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies the component

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stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Real Estate Sector is composed of two subsectors. The Real Estate Investment and Services subsector consists of companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies, and that provide services to real estate companies. This subsector excludes REITS and similar entities. The Real Estate Investment Trusts subsector consists of real estate investment trusts or corporations and listed property trusts.

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